Filed pursuant to Rule 424(b)(7)
File No. 333-145921
Prospectus Supplement No. 2
(to prospectus dated December 20, 2007)
$150,000,000 2.50% Convertible Senior Notes due 2027
6,157,635 Shares of Common Stock Issuable upon Conversion of the Notes
     This prospectus supplement supplements information contained in the prospectus dated December 20, 2007, as supplemented on April 9, 2008, referred to as the “prospectus,” relating to the resale by various securityholders of $150,000,000 in aggregate principal amount of our 2.50% convertible senior notes due 2027, referred to as the “notes,” and shares of our common stock issuable upon conversion of the notes. This prospectus supplement is not complete without, and should be read together with, the prospectus.
     You should consider carefully risks that are described in the “Risk Factors” section beginning on page 9 of the prospectus, as well as the risk factors that are incorporated by reference into the prospectus from our filings with the Securities and Exchange Commission, before investing in the notes and the shares of common stock issuable upon conversion of the notes.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 2 is February 18, 2009.

Selling Securityholders
     The table in the section “Selling Securityholders” of the prospectus is hereby supplemented and updated by the information set forth in the table below. All other portions of the prospectus remain unchanged.
     We have prepared the table below based on information received from the selling securityholder on February 11, 2009. Information concerning the selling securityholder may change from time to time. Because the selling securityholder may from time to time sell all or a portion of the notes and shares of common stock issuable upon conversion of the notes pursuant to the prospectus and this prospectus supplement, an estimate cannot be given as to the principal amount of the notes and the number of shares of common stock that the selling securityholder will hold upon consummation of any sales. Therefore, the information presented in the table below assumes that the selling securityholder will: (i) sell all of the notes beneficially owned by it and offered pursuant to the prospectus and this prospectus supplement or (ii) fully convert the notes for shares of our common stock and sell all shares of our common stock that it will have received pursuant to such conversion. In addition, since the date on which the selling securityholder provided this information to us, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its notes or shares of common stock issuable upon conversion of the notes.

Shares of
Shares of	Common Stock
Notes	Shares of Common	Common Stock	Beneficially
Beneficially	Stock Beneficially	Beneficially	Owned upon
Owned and	Owned Prior to the	Owned and Being	Completion of the
Being Offered	Offering	Offered	Offering
Principal	%	%	%
Name	Amount ($)%	Number (1)	(2)(3)	Number (1)	(2)(3)	Number (1)	(2)
CQS Convertible and Quantitative Strategies Master Fund Limited(4)	15,000,000	10.0	499,999	1.0	499,999	1.0	—	—

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 33.3333 shares of common stock per $1,000 principal amount of the notes. However, this conversion rate is subject to adjustment. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(1) under the Exchange Act, using 47,558,168 shares of common stock outstanding as of October 31, 2008.

(3)	In calculating this number, we treated as outstanding the number of shares of common stock issuable upon conversion of this holder’s notes but we did not assume conversion of notes by any other holder.

(4)	Karla Bodden, Dennis Hunter, Jane Fleming, Jonathan Crowther, Gary Gladstein and Alan Smith share voting and/or dispositive power over the securities held by the holder.